Notice of Withdrawal of Tender
Regarding Class A Shares, Class I Shares, or Class M2 Shares in Pomona Investment Fund
Tendered Pursuant to the Offer to Purchase
Dated March 20, 2024

The Offer will expire on April 17, 2024
and this Notice of Withdrawal must be received by
the Fund, either by mail or fax, by 11:59 p.m.,
Eastern Time, on June 28, 2024, unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

Regular Mail	Fax: (402) 963-9094
Pomona Investment Fund PO Box 541150 Omaha, NE 68154-9150

Overnight Mail
Pomona Investment Fund 4221 N 203rd St, Suite 100 Elkhorn, NE 68022-3474	FOR ADDITIONAL INFORMATION CALL: (844)-276-6662

You are responsible for confirming that this Notice is received timely by the Fund. To assure good delivery, please send this page to the Fund and not to your financial advisor. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Such tender was in the amount of:

ITEM 1.    [   ]    All of the undersigned’s Shares.

ITEM 2.    [   ]    _________________ Shares of the undersigned’s Shares.

ITEM 3.    [   ]    _________________ Dollars of the undersigned’s account value.

As indicated immediately below, the undersigned hereby wishes to withdraw its tender of Shares in the Fund such that:

[ ]	NONE of the undersigned’s Shares or indicated dollar account value will be repurchased by the Fund.

[ ]	SOME of the undersigned’s Shares or indicated dollar account value will be repurchased by the Fund and number of those Shares or indicated dollar account value still to be repurchased by the Fund is:

___________________________ Shares.*

___________________________ Dollars.*

* NOTE: This option may be used only to decrease the number of Shares or account value to be repurchased by the Fund. If an increase in the number of Shares or account value to be repurchased by the Fund is indicated on this form, the Fund shall consider this form null and void and shall process the undersigned’s initial tender request as set forth in its previously submitted Letter of Transmittal.

Fund Name:

Fund Account #:

Account Name/Registration:

Telephone Number:

SSN or Tax ID:

The undersigned represents that the undersigned is the beneficial owner of the Shares in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date